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                                                           Exhibit 8.2

                                     [LETTERHEAD]



                                     June 10, 1998


Horizons Technology, Inc.
3990 Ruffin Road
San Diego, CA 92123-1826


     RE: FEDERAL INCOME TAX OPINION REQUIRED UNDER SECTION 9.3(b) OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (THE "REORGANIZATION AGREEMENT") DATED FEBRUARY 26, 1998, BY AND AMONG THE TITAN CORPORATION, A DELAWARE CORPORATION ("PARENT"), SUNRISE ACQUISITION SUB, INC., A DELAWARE CORPORATION ("MERGER SUB"), HORIZONS TECHNOLOGY, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND CERTAIN STOCKHOLDERS OF THE COMPANY.


Gentlemen:

     Parent filed on March 9, 1998 with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement was filed in connection with issuance of 3,270,000 shares of the common stock of Parent pursuant to the merger of the Merger Sub with and into the Company (the "Merger"). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

     Jenkens & Gilchrist, a Professional Corporation (the "Firm"), has acted as counsel to the Company in connection with the Merger. You have requested the opinions set forth in Section I hereof regarding the material federal income tax consequences to the stockholders of the Company anticipated to result from the Merger. Section I of this letter (the "Opinion Letter") contains the Firm's opinion. Section II of this Opinion Letter contains limitations on the opinion.


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Horizons Technology, Inc.
June 10, 1998
Page 2


                                     I.  OPINION

     Based upon our analysis of the applicable authorities and subject to the limitations set forth in Section II, the Firm is of the opinion that for federal income tax purposes, the Merger will be a reorganization within the meaning of
Section 368(a) of the Code and the following federal income tax consequences will result:

     1. No gain or loss will be recognized for federal income tax purposes by the holders of Company Common Stock and Company Series A Preferred Stock upon the receipt of the Parent Common Stock solely in exchange for such Company Common Stock and Company Series A Preferred Stock in the Merger (except to the extent, if any, that (i) cash is received in lieu of fractional shares, or (ii) Parent Common Stock received by a Company Series A Preferred Stock holder is attributable to any dividends in arrears.)

     2. The aggregate tax basis of the Parent Common Stock received by Company stockholders in the Merger (including any fractional shares of Parent Common Stock and Company Series A Preferred Stock not actually received) will be the same as the aggregate tax basis of the Company Common Stock and Company Series A Preferred Stock surrendered in exchange therefor.

     4. The holding period of the Parent Common Stock received by each Company stockholder in the Merger will include the holding period of the shares of Company Common Stock and Company Series A Preferred Stock surrendered in exchange therefor.

     5. Cash payments received by the holders of Company Common Stock and Company Series A Preferred Stock in lieu of fractional shares of Parent Common Stock will be treated as if such fractional shares had been issued in the Merger and then redeemed by Parent. A Company stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis allocated to such fractional share. The gain or loss should be capital gain or loss, provided that each such fractional share of Parent Common Stock was held as a capital asset at the Effective Time of the Merger.

     6. A holder of Company Common Stock and Company Series A Preferred Stock who exercises appraisal rights with respect to a share of Company Common Stock or Company Series A Preferred Stock and receives a cash payment for such share


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Horizons Technology, Inc.
June 10, 1998
Page 3


          generally should recognize capital gain or loss (if such shares was held as a capital asset at the Effective Time of the Merger) measured by the difference between the stockholder's basis in such shares and the amount of cash received, provided that such payment is not "essentially equivalent to a dividend" within the meaning of
          Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code after giving effect to the constructive ownership rules of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of appraisal rights generally will not be a Dividend Equivalent Transaction if, as a result of such exercise, the stockholder exercising the appraisal rights owns no shares of capital stock of Parent (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger. For non-corporate holders, any such capital gain, will be taxed at a maximum federal income tax rate of 39.6% if the holder's holding period in the shares is 1 year or less, at a maximum federal income tax rate of 28% if the holder's holding period in the shares is more than 1 year but not more than 18 months and at a maximum federal income tax rate of 20% if the holder's holding period in the shares is more than 18 months. For corporate holders, capital gain will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

     In addition, to your request for our opinion on this specific matter of federal income tax law, you have asked us to review the discussion of federal income tax issues contained in the Registration Statement. We have reviewed the discussion entitled "Federal Income Tax Matters" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, is correct in all material respects.

                                   II.  LIMITATIONS

     1. Except as otherwise indicated, the opinions set forth in Section I are based upon the Code and its legislative history, the regulations promulgated thereunder, judicial decisions and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this Opinion Letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to such changes and could significantly alter the conclusions reached in this Opinion Letter. There is no assurance that legislative, judicial or administrative changes will not occur in the future. The Firm assumes no obligation to update or modify this Opinion Letter to reflect any developments that may occur after the date of this Opinion Letter.

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Horizons Technology, Inc.
June 10, 1998
Page 4


     2. The opinions set forth in Section I are not binding on the Internal Revenue Service or the courts. Additionally, the Firm's opinions set forth herein are dependent upon the accuracy of the representations contained in the Certificates signed by officers of Parent, Merger Sub and the Company and attached hereto as Exhibit "A." The Firm has relied upon those representations and any inaccuracy in the representations could adversely affect the opinions stated in Section I.

     3. In connection with this Opinion Letter, the Firm has examined and is familiar with originals or copies, certified or otherwise identified, of such documents and records and such statutes, regulations and other instruments as it deemed necessary or advisable for the purposes of the opinions set forth herein, including (i) the Registration Statement and (ii) the Reorganization Agreement. The Firm has assumed that all signatures on all documents presented to it are genuine, that all documents submitted to it as originals are accurate originals thereof, that all information submitted to it was accurate and complete, and that all persons executing and delivering originals or copies of documents examined by it were competent to execute and deliver such documents.

     4. The Firm is expressing its opinions only as to those matters expressly set forth in Section I. No opinion should be inferred as to any other matters. In addition, no opinion is expressed as to any other transaction, including the Merger, if all of the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of the Reorganization Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to the Firm's opinion and upon which the Firm has relied are not accurate and complete in all material respects at all relevant times, the Firm's opinion would be adversely affected and should not be relied upon.

     5. This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Reorganization Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Reorganization Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, this opinion only relates to the holders of Company capital stock who hold such stock as a capital asset. No opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Company capital stock pursuant to the exercise of options or otherwise as compensation or who hold their Company capital stock as part of a

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Horizons Technology, Inc.
June 10, 1998
Page 5


straddle or risk reduction transaction). Further, no opinion is expressed as to the federal income tax treatment with respect to holders of warrants for Company capital stock.

     6. This Opinion Letter is issued for your benefit and for the benefit of the stockholders of the Company and no other person or entity may rely hereon without the express written consent of the Firm. Consent is given to:
(i) the reproduction of this Opinion Letter as an exhibit to the Registration Statement and (ii) to the reference to this firm under the caption "Legal Matters" in the Registration Statement as having rendered the opinion in the "Federal Income Tax Matters" section of such Registration Statement. In addition, as stated in Section 1 of this Opinion Letter, we have reviewed the discussion entitled "Federal Income Tax Matters" contained in the Registration Statement and believe that, insofar as it relates to statements of law and legal conclusions, it is correct in all material respects. In giving this consent, the Firm does not thereby admit that it comes into the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                              Respectfully submitted,

                              Jenkens & Gilchrist,
                              A Professional Corporation



                              By:  /s/ Patrick E. Mitchell
                                   -------------------------------------------
                                   Patrick E. Mitchell, for the Firm